Exhibit 4.3

Execution Version

AMENDMENT NO. 1 TO

MASTER NOTE FACILITY

AMENDMENT NO. 1 TO MASTER NOTE FACILITY, dated as of December 11, 2015 (this “Agreement”), is among MSA SAFETY INCORPORATED, a Pennsylvania corporation (the “Company”) and NYL INVESTORS LLC, a Delaware limited liability company (“New York Life”).

RECITALS:

A.	The Company, New York Life and each New York Life Affiliate from time to time party thereto (the “Noteholders”) have entered into that certain Master Note Facility, dated as of June 2, 2014 (as amended, restated or otherwise modified from time to time, the “NYL Note Facility”), pursuant to which the Company authorized the issuance and sale from time to time (within limits prescribed by New York Life under the NYL Note Facility) of up to $100,000,000 aggregate principal amount of its senior promissory notes (as the same may be amended, restated or modified from time to time, collectively, the “Notes”). No Notes have been issued under the NYL Note Facility as of the date hereof.

B.	The Company has requested certain amendments to the NYL Note Facility and, subject to the terms and conditions of this Agreement, the Required Holders have agreed to such amendments.

AGREEMENT:

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS.

Except as otherwise defined in this Agreement, capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the NYL Note Facility.

2.	AMENDMENTS.

Subject to the satisfaction of the conditions set forth in Section 4 hereof, the NYL Note Facility is hereby amended, as of the Effective Date, as follows (the “Amendments”):

2.1.	Amendment of Clause (e) of Section 10.1 (Indebtedness).

Clause (e) of Section 10.1 of the NYL Note Facility is hereby amended by deleting the reference to “One Hundred Million Dollars ($100,000,000.00)” and inserting “Three Hundred Million Dollars ($300,000,000.00)” in lieu thereof.

2.2.	Amendment of Clause (c) of Section 10.3 (Guaranties).

Clause (c) of Section 10.3 of the NYL Note Facility is hereby amended by deleting the reference to “Twenty Million and 00/100 Dollars ($20,000,000.00)” and inserting “Fifty Million Dollars ($50,000,000.00)” in lieu thereof.

2.3.	Amendment of Clause (i) of Section 10.4 (Loan and Investments).

Clause (i) of Section 10.4 of the NYL Note Facility is hereby amended and restated in its entirety to read as follows:

“(i) loans, advances and investments not otherwise permitted in clauses (a) through (h) above in Excluded Subsidiaries and Joint Ventures in an amount, measured at the time any such loan, advance or investment is made, which shall not exceed, together with any Asset Disposition described in clause (a)(iii) of the definition thereof, Three Hundred Million Dollars ($300,000,000.00) in the aggregate at any one time outstanding, which amount shall be calculated net of any Asset Disposition from a Foreign Subsidiary to the Company or any Domestic Subsidiary.”

2.4.	Amendment to Schedule A (Defined Terms).

The following definitions set forth on Schedule A to the NYL Note Facility are hereby amended and restated in their entirety to read, respectively, as follows:

“Additional Subsidiary Guarantor” means, at any time, (a) each Subsidiary of the Company that guarantees, or agrees with the lender or noteholder counterparties (or is otherwise contractually obligated) to provide credit support for, all or any part of the obligations of the Company or any Domestic Subsidiary under, or in respect of, the Bank Credit Agreement, the 2006 Note Purchase Agreement or the 2014 Shelf Agreement, or (b) each Domestic Subsidiary that is a borrower, issuer or other obligor under, or in respect of, the Bank Credit Agreement, the 2006 Note Purchase Agreement or the 2014 Shelf Agreement.

“Asset Disposition” means any Transfer except:

(a) any Transfer (i) from a Domestic Subsidiary to the Company or another Domestic Subsidiary, (ii) from a Foreign Subsidiary to the Company, a Domestic Subsidiary or another Foreign Subsidiary, or (iii) from the Company or any Domestic Subsidiary to any Foreign Subsidiary so long as the Obligors are in compliance with the covenant contained in Section 10.4(i) after giving effect to any such Transfer described in this clause (iii), and in the case of any Transfer described in clause (i), (ii) or (iii) above, immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Event of Default or Default exists;

(b) any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer used or useful in the operation of the business of the Company or any of its Subsidiaries or that are obsolete;

(c) any Transfer by the Company or any Subsidiary constituting a Permitted Investment;

(d) non-exclusive licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property of the Company or any of its Subsidiaries in the ordinary course of business;

(e) dispositions or discounts, without recourse, of accounts receivables in connection with the compromise or collection thereof in the ordinary course of business; and

(f) leases and sub-leases and licenses and sub-licenses of property in the ordinary course of business.

“Bank Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of December 11, 2015, by and among the Company, each of the guarantors from time to time party thereto, each of the Bank Lenders from time to time party thereto and PNC Bank, National Association, as Administrative Agent, amending and restating the terms of that certain First Amended and Restated Credit Agreement, dated as of March 7, 2014, by and among the Company, each of the guarantors party thereto, each of the Bank Lenders party thereto and PNC Bank, National Association, as Administrative Agent), as the same may be amended, restated, supplemented, modified, renewed, extended, replaced or refinanced from time to time to the extent permitted by the terms hereof.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

To induce the Required Holders to enter into this Agreement, and to consent to the Amendments, the Company represents and warrants that:

3.1.	Organization; Power and Authority.

Each Obligor is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, except where the failure to be licensed or qualified would not reasonably be expected to have a Material Adverse Effect. Each Obligor has the necessary corporate, partnership or limited liability company power and authority to execute and deliver this Agreement and to perform the provisions hereof.

3.2.	Authorization, etc.

This Agreement has been duly authorized by all necessary corporate, partnership or limited liability company action on the part of the Obligors, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Obligors, enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3.	No Defaults.

No Default or Event of Default has occurred and is continuing, either before or after giving effect to the Amendments.

3.4.	Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required to be obtained by the Company or the Guarantors in connection with the execution, delivery or performance by the Company or the Guarantors of this Agreement.

3.5.	No Amendment Fees.

Other than fees paid in connection with the refinancing of the revolving credit facility under, and the execution of, the Second Amended and Restated Credit Agreement (as defined below), no fee or other consideration has been paid, is payable or will be paid, directly or indirectly, by the Company to any Person party to the Bank Credit Agreement, the 2006 Note Purchase Agreement or the 2014 Shelf Agreement (or any agent for any of the foregoing), as an inducement to such Person’s execution and delivery of this Agreement, any of the Other Amendments or any related amendment to any other loan agreement, note purchase agreement, indenture or other agreement evidencing any other Indebtedness of the Company.

3.6.	Effect of Amendments.

The NYL Note Facility as hereby amended shall continue in full force and effect.

4.	CONDITIONS PRECEDENT.

The Amendments shall become effective as of the first date written above (the “Effective Date”) upon the satisfaction of the following conditions precedent in a manner reasonably satisfactory to the Required Holders:

4.1.	Execution and Delivery of this Agreement.

All parties hereto shall have executed and delivered a counterpart of this Agreement.

4.2.	Other Amendments.

New York Life shall have received fully executed copies of (a) amendments (collectively, the “Other Amendments”) to each of (i) the 2006 Note Purchase Agreement and (ii) the 2014 Shelf Agreement; and (b) that certain Second Amended and Restated Credit Agreement, to be dated as of December 11, 2015, by and among the Company, each of the guarantors from time to time party thereto, each of the Bank Lenders from time to time party thereto and PNC Bank, National Association, as Administrative Agent (the “Second Amended and Restated Credit Agreement”), amending and restating the terms of the existing First Amended and Restated Credit Agreement, dated as of March 7, 2014, by and among the Company, each of the guarantors party thereto, each of the Bank Lenders party thereto and PNC

Bank, National Association, as Administrative Agent. Each of the Other Amendments and the Second Amended and Restated Credit Agreement shall be in form and substance satisfactory to the Required Holders and in full force and effect.

4.3.	Costs and Expenses.

The Company shall have paid all costs and reasonable expenses of New York Life relating to this Agreement due on the execution date hereof in accordance with Section 6.6 hereof (including, without limitation, any reasonable attorney’s fees and disbursements).

4.4.	Representations and Warranties.

The representations and warranties set forth in Section 3 hereof shall be true and correct on the Effective Date.

4.5.	Proceedings Satisfactory.

New York Life and their special counsel shall have received copies of such documents and papers (whether or not specifically referred to above in this Section 4) as they may have reasonably requested prior to such date and such documents shall be in form and substance satisfactory to them.

5.	RELEASE.

In consideration of the agreements of the Required Holders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges New York Life and each Noteholder and their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (New York Life, the Noteholders and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which the Company or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement for or on account of, or in relation to, or in any way in connection with the NYL Note Facility or any of the other Financing Documents or transactions thereunder or related thereto.

The Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

The Company agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above. The Company acknowledges and agrees that the Releasees have fully performed all obligations and undertakings owed to the Company under or in any way in connection with the NYL Note Facility or any of the other Financing Documents or transactions thereunder or related thereto as of the date hereof.

6.	MISCELLANEOUS.

6.1.	Effect of Amendments.

Except as expressly provided herein, (a) no terms or provisions of any agreement are modified, waived or changed by this Agreement, (b) the terms of this Agreement shall not operate as a waiver by New York Life or any holder of the Notes from time to time of, or otherwise prejudice any of their respective rights, remedies or powers under, the NYL Note Facility or any other Financing Document, or under any applicable law and (c) the terms and provisions of the NYL Note Facility and the other Financing Documents shall continue in full force and effect.

6.2.	Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

6.3.	Section Headings, etc.

The titles of the Sections appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words “herein,” “hereof,” “hereunder,” and “hereto” refer to this Agreement as a whole and not to any particular Section or other subdivision.

6.4.	Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

6.5.	Waivers and Amendments.

Neither this Agreement nor any term hereof may be amended, changed, waived, discharged or terminated, except by written consent of the Company and the Required Holders (or such other percentage of the holders of the Notes as may otherwise be required to amend the NYL Note Facility in accordance with Section 17 thereof).

6.6.	Costs and Expenses.

Whether or not the Amendments become effective, the Company confirms its obligations under Section 15 of the NYL Note Facility and agrees that, on the execution date hereof (or if an invoice is delivered subsequent to such date or if the Amendments do not become effective, promptly, and in any event within 10 days of receiving any statement or invoice therefor), the Company will pay all out-of-pocket fees, costs and expenses reasonably incurred by New York Life relating to this Agreement, including, but not limited to, the statement for reasonable fees and disbursements of Morgan, Lewis & Bockius LLP, special counsel to New York Life, presented to the Company on or before the execution date hereof. The Company will also promptly pay (in any event within 10 days), upon receipt of any statement thereof, each additional statement for reasonable fees and disbursements of special counsel to New York Life rendered after the execution date hereof in connection with this Agreement.

6.7.	Execution in Counterpart.

This Agreement may be executed in any number of counterparts (including those transmitted by electronic transmission (including, without limitation, facsimile and e-mail)), all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart hereof.

6.8.	Entire Agreement.

This Agreement constitutes the final written expression of all of the terms hereof and is a complete and exclusive statement of those terms.

6.9.	Company Ratification.

The Company hereby confirms, ratifies and agrees that the Financing Documents executed by it continue to be valid and enforceable against it in accordance with their respective terms as of the date hereof.

6.10.	Reaffirmation of Note Guarantees.

Each of the Guarantors hereby (a) consents to this Agreement and the transactions contemplated hereby, (b) confirms its obligations under the terms of the Note Guarantee to which it is a party and the Intercompany Subordination Agreement, (c) acknowledges that such Note Guarantee continues in full force and effect in respect of, and to secure, the obligations under the NYL Note Facility, the Notes from time to time outstanding and the other Financing Documents, (d) its obligations and liabilities under the Intercompany Subordination Agreement continue to be in full force and effect, and (e) it has no defense, offset, counterclaim, right of recoupment or independent claim against New York Life or any Noteholders with respect to such Note Guarantee, the Intercompany Subordination Agreement, the NYL Note Facility, any Notes or otherwise.

[Remainder of page intentionally left blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by a duly authorized officer or agent thereof, as the case may be, as of the date first above written.

MSA SAFETY INCORPORATED

By:	/s/ Kerry Bove
Name:
Title:

GUARANTORS:

MINE SAFETY APPLIANCES COMPANY, LLC

By:	/s/ Kerry Bove
Name:
Title:

GENERAL MONITORS, INC.

By:	/s/ Nishan J. Vartanian
Name:
Title:

GENERAL MONITORS TRANSNATIONAL, LLC

By:	/s/ Nishan J. Vartanian
Name:
Title:

MSA INTERNATIONAL, INC.

By:	/s/ Sotiere Kapsalis
Name:
Title:

[Signature Page to Amendment No. 1 to Amended and Restated Note Purchase and Private Shelf Agreement]

MSA WORLDWIDE, LLC

By:	/s/ Kerry Bove
Name:
Title:

MSA ADVANCED DETECTION, LLC

By:	/s/ Nishan J. Vartanian
Name:
Title:

MSA SAFETY DEVELOPMENT, LLC

By:	/s/ Nishan J. Vartanian
Name:
Title:

MSA TECHNOLOGY, LLC

By:	/s/ Nishan J. Vartanian
Name:
Title:

MSA INNOVATION, LLC

By:	/s/ Nishan J. Vartanian
Name:
Title:

[Signature Page to Amendment No. 1 to Amended and Restated Note Purchase and Private Shelf Agreement]

NYL INVESTORS LLC

By:	/s/ Jessica L. Maizel
Name:	Jessica L. Maizel
Title:	Senior Director

[Signature Page to Amendment No. 1 to Amended and Restated Note Purchase and Private Shelf Agreement]